EXHIBIT 11
                           BARRINGER TECHNOLOGIES INC.
                               EARNINGS PER SHARE


                                               PRIMARY PER SHARE                               FULLY-DILUTED PER SHARE
                                           -----------------------------------------------------------------------------------------

                                            Three months       Six months ended    Three months       Six months ended
                                            ended June 30,         June 30,        ended June 30,         June 30,

                                            1996     1995      1996        1995    1996     1995      1996        1995
                                            ----     ----      ----        ----    ----     ----      ----        ----


Income (loss) to from continuing operations $ 375    $ 13      $ 564     $(356)   $ 375   $  13     $ 564       $ (356)

Income (loss) from operation held for sale    --       54        --         55      --       54        --           55

Preferred dividend requirements              (12)     (24)       (24)      (51)     --      (24)       --          (51)

Interest adjustment (2)                       --       --         --       --       --      --         17           --
                                         --------------------------------------------------------------------------------
                                            $ 363    $ 43      $ 540     $(352)   $ 375   $  43     $ 581        $(352)
                                         =================================================================================



Weighted average shares outstanding         3,489   3,067      3,484      3,060   3,489   3,067     3,485        3,060

Assumed exercise of outstanding options and
warrants (1)                                  n/a     n/a       n/a         n/a    n/a      n/a       958         n/a

Assumed conversion of preferred stock         n/a     n/a       n/a         n/a    n/a      n/a       105         n/a

Assumed repurchase (treasury stock method)(1) n/a     n/a       n/a         n/a    n/a      n/a      (693)        n/a
                                             -----------------------------------------------------------------------------

Revised share basis                         3,489   3,067     3,484        3,060  3,489    3,067    3,855        3,060
                                            ==============================================================================


Earnings per share:

     Continuing operations                 $ 0.10 $ (0.01)  $  0.16     $ (0.13) $ 0.11  $ (0.01) $  0.15     $ (0.13)

     Income from operations held for sale     -      0.02       -          0.02     -       0.02      -          0.02
                                           -------------------------------------------------------------------------------

          Net income (loss) per share      $ 0.10 $  0.01   $  0.16     $  (0.11)$ 0.11  $  0.01  $  0.15     $ (0.11)
                                           ===============================================================================

_____________________
     1) Pursuant to APB 15,  paragraph 38, all outstanding  options and warrants are assumed to have been exercised and the shares repurchased under the treasury stock method have been limited to 20% of the June 30, 1996  outstanding  shares.
The  effect  of this  computation  is not  dilutive  in  periods  for  which the computation is not presented.

     2) Proceeds from the assumed exercise of options and warrants, in excess of that required to repurchase the amount of shares equal to 20% of the June 30, 1996 outstanding shares, has been applied to reduce outstanding borrowings and related interest expense.

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